EXHIBIT 10.30

AMENDMENT OF ASSET PURCHASE AGREEMENT

This Amendment (the “Amendment”) dated as of August 18, 2014 (the “Effective Date”), is made and entered into between Elite Data Services, Inc., a corporation organized under the laws of Florida (the “Purchaser”), and Baker Myers & Associates, LLC, a Nevada Corporation with its headquarters in Tennessee (the “Seller”, and together with Purchaser, each a collectively, the “Parties”, and each a “Party”).

RECITALS

WHEREAS, the Purchaser and the Seller entered into an Asset Purchase Agreement (the “Agreement”) and related Convertible Promissory Note (the “Note:) dated on or about January 13, 2014; and

WHEREAS, the parties wish to amend certain provisions of the Agreement and Restate the Note as set forth herein;

NOW THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.  Section 1.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Section 1.2  Purchase Price and Payment. As consideration for the sale of the Acquired Assets and other commitments of Seller set forth in this Agreement, Purchaser shall pay Seller $587,564, payable in a Promissory Note, as amended (in the form attached hereto as Exhibit A), and Purchaser shall issue to the Seller Fourteen Million (14,000,000) shares of the Company’s Common Stock (the “Issued Shares”).”

2.   The Note is hereby deemed null and void, and replaced in its entirety with the Restated Convertible Promissory Note annexed hereto.

All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Elite Data Services Inc.

By:	/s/ Steven Frye
Steven Frye, CEO

Baker Myers & Associates, LLC

By:	/s/ Sarah Myers
Sarah Myers Managing Member